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Exhibit 10.19

Participation Agreement

        Welcome to the Amazon.com site (the "Site") and our auction and selling services (the "Services"). Any person who wants to access the Site and use the Services to sell items must accept the terms and conditions of this Participation Agreement without change. BY REGISTERING FOR AND USING THE SERVICES, YOU AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS OF THIS PARTICIPATION AGREEMENT, AND ALL POLICIES AND GUIDELINES OF THE SITE ARE INCORPORATED BY REFERENCE.

        Amazon Services, Inc. ("Amazon") reserves the right to change any of the terms and conditions contained in this Participation Agreement or any policies or guidelines governing the Site or Services, at any time and in its sole discretion. Any changes will be effective upon posting of the revisions on the Site. All notice of changes to this Participation Agreement will be posted on the Site for thirty (30) days. You are responsible for reviewing the notice and any applicable changes. Changes to referenced policies and guidelines may be posted without notice to you. YOUR CONTINUED USE OF THIS SITE AND THE SERVICES FOLLOWING AMAZON'S POSTING OF ANY CHANGES WILL CONSTITUTE YOUR ACCEPTANCE OF SUCH CHANGES OR MODIFICATIONS. IF YOU DO NOT AGREE TO ANY CHANGES TO THIS PARTICIPATION AGREEMENT, DO NOT CONTINUE TO USE THE SERVICES OR THIS SITE.

        1.    Eligibility.    Use of the Site and Services is limited to parties that lawfully can enter into and form contracts under applicable law. For example, minors are not allowed to use the Services. To register, you must provide your real name, address, phone number, e-mail address, and valid credit card information.

        2.    Sellers' Listing Fees and Payment Terms.    Please review the Fee Schedule and Payment Terms contained in the Help section for Marketplace, Auctions, and zShops listing fees. All listing fees are in U.S. dollars unless stated otherwise and are incorporated herein by reference. The Fee Schedule and Payment Terms may vary in the future. The Fee Schedule and Payment Terms in effect on the date of listing the item shall govern the transaction. You should check the fees and terms each time you participate. All fees, including but not limited to subscription plan fees, are payable upon demand on a Visa, MasterCard, American Express, Discover, JCB, or Diners Club credit card. By listing an item for sale on the Site, you authorize Amazon to charge your credit card for amounts due.

        3.    Applicable Policies and Guidelines.    You agree to abide by the procedures and guidelines—contained in the Help section—for conducting fixed price sales and auctions, which are incorporated by reference into, and made part of, this Participation Agreement. The procedures and guidelines contained in the Help section explain the processes and set out acceptable conduct and prohibited practices. We may change these procedures and guidelines in the future, and such changes will be effective immediately upon posting without notice to you. You should refer regularly to the Help section to understand the current procedures and guidelines for participating and to be sure that the items you offer for sale can be auctioned or sold on the Site.

        4.    Amazon's Role.    Amazon provides a platform for third-party sellers ("Sellers") and buyers ("Buyers") to negotiate and complete transactions. Amazon is not involved in the actual transaction between Sellers and Buyers and is not the agent of and has no authority for either for any purpose. As a Seller, you may list any item on the Site unless it is a prohibited item as defined in the procedures and guidelines contained in the Help section, or otherwise prohibited by law. Without limitation, you may not list any item or link or post any related material that (a) infringes any third-party intellectual property rights (including copyright, trademark, patent, and trade secrets) or other proprietary rights (including rights of publicity or privacy); (b) constitutes libel or slander or is otherwise defamatory; or (c) is counterfeited, illegal, stolen, or fraudulent. It is up to the Seller to accurately describe the item for sale or auction. As a Seller, you use the Site and the Services at your own risk.

        5.    The Amazon Payment Service.    IN ORDER TO SELL ITEMS IN MARKETPLACE, AUCTIONS AND/OR ZSHOPS, YOU MUST REGISTER WITH AMAZON AND USE THE AMAZON PAYMENT SERVICE (the "Payment Service").

          a.     The Payment Service facilitates the purchase of Seller items listed on the Site. A Buyer's authorized credit card payment ("Payment Transaction") is credited to a registered Seller's Account Summary, and funds are periodically transferred to the Seller's designated checking account ("Seller's Account"). The Buyer may authorize a Payment Transaction with any major credit card accepted by Amazon. The Payment Service helps facilitate Auctions, zShops, and Marketplace transactions and is not the purchaser of the Seller's goods. Seller will resolve any dispute directly with Buyer or with the assistance of the Amazon.com A-to-z Guarantee and not through the Payment Service. Seller must register online with Amazon to use the Payment Service. You must provide us true and accurate information when registering and must maintain and update that information as applicable. Seller will not impersonate any person or use a name he or she is not legally authorized to use. Seller authorizes us to verify his or her information (including any updated information), to obtain credit reports about Seller from time to time while Seller is registered with the Payment Service (including credit reports about Seller's spouse if Seller lives in a community property state), and to obtain an initial credit authorization from Seller's credit card issuer at time of registration.

          b.     The Payment Service is available only to individuals and others who meet the terms of eligibility for the Amazon online selling community, who have been issued a credit card by a United States bank, and whose applications are acceptable to Amazon. Payment Transactions can be credited only to bank checking accounts in the United States. Sellers waive any rights with respect to the Service when shipping to an address other than that provided by the Service.

          c.     The Payment Service is generally available seven (7) days per week, twenty-four (24) hours per day, except for scheduled downtime due to system maintenance. We can initiate Payment Transaction credits to Seller's Account only on a Business Day when the automated clearinghouses are open for business. For purposes of this Participation Agreement, a Business Day is a Monday through Friday, excluding federal banking holidays. We will send a receipt to Seller via e-mail for each completed transaction. In addition, Seller can access his or her Payment Service transaction information online on the Manage Your Amazon Payments Account page of the Seller Account section of Auctions, zShops, and Marketplace when logging on with Seller's password. Seller may access the Seller's Transactions feature only with a browser that is compatible with the Payment Service, including any security features that are a part of the Payment Service.

          d.     If in an Auctions or zShops transaction the Buyer has overpaid for a purchase, Seller may use the "Refund Buyer" link on the Transaction Details page to refund the Buyer through the Payment Service for the amount of the overpayment or to send a refund otherwise owed to Buyer related to the purchase. Similarly, in an Auctions or zShops transaction, if the Buyer has underpaid for a purchase, Seller can use the "Create invoice" link on the Transaction Details page to request that the Buyer pay the amount still owed through the Payment Service. For Marketplace sales, Seller may use the "Refund Buyer" link on the Transaction Details page to refund the Buyer through the Payment Service for the entire purchase amount. Sellers may not create invoices for Marketplace sales.

          e.     All balances for a given 14-day period will be reflected in the Seller's Account Summary located on the Manage Your Amazon Payments Account page of the Seller Account section of Auctions, zShops, and Marketplace when logging on with Seller's password. We will initiate a credit to Seller's Account on a rolling 14-day cycle ("Payment Date") based on the original date of Seller's registration with the Payment Service or on the next Business Day if the scheduled Payment Date falls on a non-Business Day. If Seller requests a change to the scheduled Payment Date, the 14-day cycle will be reset to the requested Payment Date. When Seller completes registration by providing bank account information, Seller must wait 14 days to request a transfer to Seller's bank within the 14-day cycle. After 14 days, Seller may request transfers to Seller's

  Account at any time within the 14-day cycle by clicking the "Transfer funds to bank account now" link on the Seller's Account Summary page. We will initiate a transfer to Seller's Account on each Payment Date for the total amount of Payment Transactions received from Buyer's authorized credit card transactions for Seller, less any refunds, or for funds otherwise received for Seller since the last Payment Date. The amount of the fees for Payment Transactions will be posted to Seller's Account Summary and will be deducted from the balance of credits in the Seller's Account Summary to be remitted to Seller on the next Payment Date.

          f.      Transfers to the Seller's Account will generally be credited within five Business Days of the date we initiate the transfer. On occasion, we may send Seller a paper check instead of an electronic credit to Seller's bank account. We will do so, for instance, if Seller's bank will not accept an electronic credit to Seller's account.

          g.     Seller must provide a full refund directly to any Buyer who remits payment, either directly or through Amazon, if the item cannot be shipped at the close of the sale. Seller must provide the refund promptly, but in no case later than thirty (30) days following the close of the sale. Seller can use the Refund link on the Payment Transaction receipt to send a refund to Buyer through the Payment Service.

          h.     As a security measure, we may, but are not required to, impose transaction limits on some or all Buyers and Sellers relating to the value of any transaction or disbursement, the cumulative value of all transactions or disbursements during a period of time, or the number of transactions per day or other period of time. We will not be liable to Seller: (i) if we do not proceed with a transaction or disbursement that would exceed any limit established by us for a security reason, or (ii) if we permit a Buyer to withdraw from a transaction because the Payment Service is unavailable following the commencement of a transaction.

          i.      We reserve the right to delay initiating the transfer of Payment Transaction credits to a Seller's bank account (or sending paper checks) pending an investigation if we, in our sole discretion, believe Buyer or Seller may have violated the Participation Agreement. Notwithstanding any other provision of this Participation Agreement, if we determine, in our sole discretion, that Seller has violated this Participation Agreement, we may refuse to deliver a Payment Transaction credit to Seller and may instead maintain the amount of such credit in a trust account or may return the amount of the credit to Buyer. We will not be liable to Seller if we act in accordance with the provisions of this Section.

          j.      All notices will be sent by e-mail or will be posted on the Amazon Web site. We will send notices to Seller at the e-mail address maintained in Amazon's records for Seller. Seller will monitor his or her e-mail messages frequently to ensure awareness of any notices sent by us. Seller will send notices to us at the following address: Amazon Services, Inc., 907 Tahoe Blvd., Box 9, Incline Village, Nevada 89451. E-mail notices are deemed written notices for all purposes for which written notices may be required. E-mail notices are deemed received the Business Day after transmission if properly addressed to the intended recipient. If not sent by e-mail, notice may be provided in writing and mailed U.S. Mail, postage paid, First Class mail properly addressed or personally delivered by express courier such as Federal Express. First Class mail is properly addressed if sent by us to the address maintained in our records for Seller. First Class mail is properly addressed if sent by Seller to the current address published by us on our Web site. First Class mail is deemed received three Business Days after it is deposited in the U.S. Mail. A notice sent by express courier is deemed received when personally delivered to the intended recipient or to a person with apparent authority to receive such delivery on behalf of the intended recipient.

          k.     There is no fee for registering for the Payment Service. The fees for using the Payment Service in Marketplace listings are included in the Marketplace listing fees (which means there are no additional fees for use of the Payment Service). Fees for using the Payment Service in Auctions or zShops listings are posted in our Help pages and incorporated herein by this reference. We may, in our sole discretion, waive, reduce, or reverse charges or fees for a specific transaction.

          l.      We may refuse service to anyone for any reason. We may earn interest or other compensation from the balances in our bank accounts that result from the timing difference between our being paid by Buyer and our bank account being debited to pay Payment Transaction credits to Seller. We reserve the right to seek reimbursement from Seller if we, in our sole discretion, decide to reimburse Buyer under the terms of the Amazon.com A-to-Z Guarantee, provide a refund to Buyer if Seller cannot promptly deliver the goods, discover erroneous or duplicate transactions, or receive a chargeback from Buyer's credit card issuer for the amount of Buyer's purchase from Seller. We may obtain such reimbursement by deducting from future payments owed to Seller, reversing any credits to Seller's bank account, charging Seller's credit card, or seeking such reimbursement from Seller by any other lawful means.

          m.    Seller may terminate his or her participation in the Payment Service at any time by giving notice to us, and we may terminate Seller's participation in the Payment Service at any time by giving notice to Seller. Upon termination, Seller must pay us whatever fees were incurred prior to the effective date of the termination. Also upon termination, any pending transactions will be canceled.

        6.    Amazon Reservation of Rights.    Amazon retains the right to immediately halt any auction or fixed price sale, prevent or restrict access to the Site or the Services, or take any other action to restrict access to or availability of objectionable material, any inaccurate listing, any inappropriately categorized items, any unlawful items, or any items otherwise prohibited by the procedures and guidelines contained in the Help section.

        7.    Amazon Participation.    Amazon and its affiliates itself may participate in auctions from time to time. When Amazon or its affiliates offers goods for auction, it is no different than any other Seller engaged in an auction and will abide by the same procedures and guidelines contained in the Help section. In addition, employees of Amazon and its affiliates are permitted to participate in their personal capacity (i.e., not as Amazon employees, representatives, or agents of Amazon or its affiliates) in the transactions conducted through this Site (unless they have confidential information about a particular item). Employees of Amazon and its affiliates, when participating in any transaction in their personal capacity, are subject to this Participation Agreement and the same procedures and guidelines contained in the Help section as any Buyer or Seller on this Site.

        8.    Your Transactions

          a.     For sales where a Seller lists goods at a fixed price ("fixed price sales"), the Seller is obligated to sell the goods at the listed price to Buyers who meet the Seller's terms. By listing an item in a fixed price sale or by auction, you represent and warrant to prospective Buyers that you have the right and ability to sell, and that the listing is accurate, current, and complete and is not misleading or otherwise deceptive.

          b.     For auctions, unless a Seller specifies a "reserve price," all auction items are "without reserve," i.e., the Seller must sell the auctioned item to the highest bidder that meets or exceeds the minimum price. If a Seller sets an undisclosed "reserve price," the Seller is not obligated to sell unless the reserve price is met or exceeded. Once the auction closes, the Seller is obligated to complete the transaction.

          c.     For fixed price sales, Seller will determine the purchase price for each item he or she lists on the Site via and subject to Amazon.com's standard functionality for listing the purchase price; provided, that Seller must abide by the same procedures and guidelines contained in the Help section with respect to pricing.

        9.    Your Obligation.    By entering into this Participation Agreement and posting a listing for auction or fixed price sale, you agree to complete the transaction as described by this Participation Agreement. You acknowledge that by not fulfilling these obligations, your action or inaction may be legally actionable.

        10.    Sales, Use, or Similar Taxes.    You agree that it is the Seller's and the Buyer's responsibility to determine whether sales, use, or similar taxes apply to the transactions and to collect, report, and remit the correct tax to the appropriate tax authority. You also agree that Amazon is not obligated to determine whether sales, use, or similar taxes apply and is not responsible to collect, report, or remit any sales, use, or similar taxes arising from any transaction.

        11.    Refund Obligation.    Sellers must provide a full refund directly to any Buyer who remits payment, whether the Buyer paid directly or through Amazon, if the item cannot be shipped at the close of the sale. Seller must provide the refund promptly, but in no case later than thirty (30) days following the close of the sale. Any Buyer who believes he/she may be entitled to a refund on this basis can contact the Seller directly.

        12.    Password Security.    Your password may be used only to access the Site, use the Services, electronically sign your transactions, and review your completed transactions. You are solely responsible for maintaining the security of your password. You may not disclose your password to any third party (other than third parties authorized by you to use your account) and are solely responsible for any use of or action taken under your password on this Site. If your password is compromised, you must change your password.

        13.    Illegal Activity

          a.     Compliance with Laws; Fraud. The Site and Services may be used only for lawful purposes and in a lawful manner. You agree to comply with all applicable laws, statutes, and regulations. You may not register under a false name or use an invalid or unauthorized credit card. You may not impersonate any participant or use another participant's password(s). Such fraudulent conduct is a violation of federal and state laws. Fraudulent conduct may be reported to law enforcement, and Amazon will cooperate to ensure that violators are prosecuted to the fullest extent of the law.

          b.     Investigation. Amazon has the right, but not the obligation, to monitor any activity and content associated with this Site. Amazon may investigate any reported violation of its policies or complaints and take any action that it deems appropriate. Such action may include, but is not limited to, issuing warnings, suspension or termination of service, denying access, and/or removal of any materials on the Site, including listings and bids. Amazon reserves the right and has absolute discretion to remove, screen, or edit any content that violates these provisions or is otherwise objectionable.

          c.     Disclosure of Information. Amazon also reserves the right to report any activity that it suspects violates any law or regulation to appropriate law enforcement officials, regulators, or other third parties. In order to cooperate with governmental requests, to protect Amazon's systems and customers, or to ensure the integrity and operation of Amazon's business and systems, Amazon may access and disclose any information it considers necessary or appropriate, including but not limited to user contact details, IP addressing and traffic information, usage history, and posted content.

        14.    Privacy.    Read the Amazon.com Privacy Notice. The Privacy Notice may be changed by us in the future. You should check the Privacy Notice frequently for changes. Unless otherwise authorized or consented, you agree not to use any information regarding other participants which is accessible from the Site or disclosed to you by Amazon or its affiliates, except to enter into and complete transactions. You agree not to use any such information for purposes of solicitation, advertising, unsolicited e-mail or spamming, harassment, invasion of privacy, or otherwise objectionable conduct. Amazon and its affiliates may communicate with you in connection with your listings, sales, and the Services, electronically and in other media, and you consent to such communications regardless of any "Customer Communication Preferences" (or similar preferences or requests) you may have indicated on the Amazon.com Site or by any other means.

        15.    No Warranties.    THE SITE AND THE SERVICES ARE PROVIDED ON AN "AS IS" BASIS. AMAZON MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION:

          a.     THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT;

          b.     THAT THE SITE OR THE SERVICES WILL MEET YOUR REQUIREMENTS, WILL ALWAYS BE AVAILABLE, ACCESSIBLE, UNINTERRUPTED, TIMELY, SECURE, OR OPERATE WITHOUT ERROR;

          c.     THE INFORMATION, CONTENT, MATERIALS, OR PRODUCTS INCLUDED ON THE SITE WILL BE AS REPRESENTED BY SELLERS, AVAILABLE FOR SALE AT THE TIME OF AUCTION OR FIXED PRICE SALE, LAWFUL TO SELL, OR THAT SELLERS OR BUYERS WILL PERFORM AS PROMISED;

          d.     ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE; AND

          e.     ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF AMAZON.

  TO THE FULL EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AMAZON DISCLAIMS ANY AND ALL SUCH WARRANTIES.

        16.    General Release.    BECAUSE AMAZON IS NOT INVOLVED IN TRANSACTIONS BETWEEN BUYERS AND SELLERS OR OTHER PARTICIPANT DEALINGS, IF A DISPUTE ARISES BETWEEN ONE OR MORE PARTICIPANTS, EACH OF YOU RELEASE AMAZON (AND ITS AGENTS AND EMPLOYEES) FROM CLAIMS, DEMANDS, AND DAMAGES (ACTUAL AND CONSEQUENTIAL) OF EVERY KIND AND NATURE, KNOWN AND UNKNOWN, SUSPECTED AND UNSUSPECTED, DISCLOSED AND UNDISCLOSED, ARISING OUT OF OR IN ANY WAY CONNECTED WITH SUCH DISPUTES.

        17.    Indemnity/Limitation of Liability.

          a.     Indemnity and Defense. You will defend, indemnify and hold harmless Amazon and its affiliates (and their respective employees, directors, agents and representatives) from and against any and all claims, costs, losses, damages, judgments, penalties, interest and expenses (including reasonable attorneys' fees) arising out of any Claim that arises out of or relates to: (i) any actual or alleged breach of your representations, warranties, or obligations set forth in this Participation Agreement; or (ii) your own website or other sales channels, the products you sell, any content you provide, the advertisement, offer, sale or return of any products you sell, any actual or alleged infringement of any intellectual property or proprietary rights by any products you sell or content you provide, or Seller Taxes or the collection, payment or failure to collect or pay Seller Taxes. For purposes hereof: "Claim" means any claim, action, audit, investigation, inquiry or other proceeding instituted by a person or entity; and "Seller Taxes" means any and all sales, use, excise, import, export, value added and other taxes and duties assessed, incurred or required to be collected or paid for any reason in connection with any advertisement, offer or sale of products by you on or through the Amazon.com Site, or otherwise in connection with any action, inaction or omission of you or any of affiliate of yours, or any of your or their respective employees, agents, contractors or representatives.

          b.     Limitation of Liability. AMAZON WILL NOT BE LIABLE FOR ANY DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION DIRECT, INDIRECT, INCIDENTAL, PUNITIVE, AND CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE PARTICIPATION AGREEMENT, THE SITE, THE SERVICES, THE INABILITY TO USE THE SERVICES, OR THOSE RESULTING FROM ANY GOODS OR SERVICES PURCHASED OR OBTAINED OR MESSAGES RECEIVED OR TRANSACTIONS ENTERED INTO THROUGH THE SERVICES.

        18.    Applicable Law.    The Site and the Services are arranged, sponsored, or managed by Amazon in the state of Nevada, USA. The laws of the state of Washington govern this Participation Agreement and all of its terms and conditions, without giving effect to any principles of conflicts of laws. You agree that any action at law or in equity arising out of or relating to these terms and conditions shall be submitted to confidential arbitration in Reno, Nevada, except that, to the extent you have in any manner violated or threatened to violate Amazon's intellectual property rights, Amazon may seek injunctive or other appropriate relief in any state or federal court in the state of Nevada, and you consent to exclusive jurisdiction and venue in such courts. Arbitration under this Agreement shall be conducted under the rules then prevailing of the American Arbitration Association. The arbitrator's award shall be binding and may be entered as a judgment in any court of competent jurisdiction. To the fullest extent permitted by applicable law, no arbitration under this Participation Agreement shall be joined to an arbitration involving any other party subject to this Participation Agreement, whether through class arbitration proceedings or otherwise.

        19.    Disputes.    Because Amazon is not involved in the actual transaction between Sellers and Buyers and is not the agent of either for any purpose, Amazon will not be involved in resolving any disputes between participants related to or arising out of any transaction. Amazon urges Sellers and Buyers to cooperate with each other to resolve such disputes.

        20.    Your Grant.    By entering into this Participation Agreement and listing an item, you grant Amazon and its affiliates a nonexclusive, worldwide, royalty-free, irrevocable right to exercise all copyright, trademark rights, and rights of publicity over the content you submit to Amazon and its affiliates in any existing or future media, known or unknown, now or at any later date. You represent and warrant that you own or otherwise control all of the rights to the content you submit to Amazon and its affiliates, and that the use of such materials by Amazon and its affiliates will not infringe upon or violate the rights of any third party.

        21.    Termination.    Amazon, in its sole discretion, may terminate this Participation Agreement, access to the Site or the Services, or any current auctions or fixed price sales immediately without notice for any reason.

        22.    General Provisions

          a.     Entire Agreement. This Participation Agreement and the general terms and conditions of the Site, including but not limited to the Privacy Notice and Conditions of Use, constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede and cancel all prior and contemporaneous agreements, claims, representations, and understandings of the parties in connection with the subject matter hereof.

          b.     No Agency; Third-Party Beneficiary. Amazon is not the agent, fiduciary, trustee, or other representative of you. Nothing expressed or mentioned in or implied from this Participation Agreement is intended or shall be construed to give to any person other than the parties hereto any legal or equitable right, remedy, or claim under or in respect to this Participation Agreement. This Participation Agreement and all of the representations, warranties, covenants, conditions, and provisions hereof are intended to be and are for the sole and exclusive benefit of Amazon, you, and relying Buyers or Sellers.

          c.     Severability. If any provision of this Participation Agreement shall be deemed unlawful, void, or for any reason unenforceable, then that provision shall be deemed severable from these terms and conditions and shall not affect the validity and enforceability of any remaining provisions.

          d.     No Waiver. We will not be considered to have waived any of our rights or remedies described in this Participation Agreement unless the waiver is in writing and signed by us. No delay or omission by us in exercising our rights or remedies will impair or be construed as a waiver. Any single or partial exercise of a right or remedy will not preclude further exercise of any other right or remedy. Amazon's failure to enforce the strict performance of any provision of this Participation Agreement will not constitute a waiver of Amazon's right to subsequently enforce such provision or any other provisions of this Participation Agreement.

Participation Agreement

Marketplace, Auctions and zShops Participation Agreement

        Welcome to Amazon Services Europe SARL's ("Amazon") online Marketplace, Auctions and zShops on Amazon.co.uk (the "Site"). Any person who wants to access the Site to buy, sell or bid for goods or services ("items") or to use the other services provided (collectively, the "Services") must accept the terms and conditions of this Participation Agreement without change. BY PRESSING THE "ACCEPT" BUTTON ON THIS PAGE, YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTOOD AND AGREE TO ALL OF THE TERMS AND CONDITIONS OF THIS PARTICIPATION AGREEMENT. In particular, you acknowledge that you have read and understood the clauses in this Participation Agreement relating to: Amazon's disclaimer of warranties; limitation of liability; protection and use of your personal data; your consent to the publication of feedback and ratings about your performance on the Site; and the manner in which Amazon may make changes to this Participation Agreement.

        This Participation Agreement is divided into three sections:

          A. General Conditions

    •
    Conditions relating to Auctions and Fixed Price Sales

    •
    Conditions relating only to Auctions

    •
    Conditions relating only to Fixed Price Sales

          B. Conditions relating specifically to Sellers

          C. Conditions relating specifically to Buyers

A.
General Conditions

        1.     Conditions relating to Auctions and Fixed Price Sales

           1.1  Eligibility and Registration Requirements

          1.1.1  Use of the Services is limited to parties that can lawfully enter into and form contracts under the laws of England and Wales and of Luxembourg (for example minors are not permitted to use the Services).

          1.1.2  Only visitors to the Site who register and enter into this Participation Agreement ("participants") may participate in bidding, buying or selling on the Site. In order to sell items at Amazon Marketplace, Auctions and/or zShops you must also register with Amazon to use the Amazon Payments service.

          1.1.3  To register as a seller on the Site, unless otherwise agreed by us in advance in writing: (i) you must be an individual that is resident, or a business that is established, in the United Kingdom; (ii) the goods you are selling must be physically located in the United Kingdom at the time of sale; and (iii) the place of supply of any services you are selling must be in the United Kingdom.

          1.1.4  To register you must provide your real name, address, phone number, e-mail address and valid credit or debit card information. You warrant to Amazon that the information you provide during the registration process (and any notification of change of such information) is true and correct.

          1.1.5  You are obliged to notify Amazon of any changes to your registration information immediately.

          1.1.6  Amazon reserves the right to reject any registration in its sole discretion.

          1.1.7  If you provide false or incorrect registration information or do not notify Amazon of changes to your registration information immediately, Amazon reserves the right to terminate your account immediately and without notice to you.

          1.1.8  You are solely responsible for maintaining the security of your password. You may not disclose your password to any third party (other than third parties authorised by you to use your account) and you are solely responsible for any use of or action taken under your password on this Site. If your password is compromised you must change your password.

          1.1.9  Amazon itself and its affiliates may participate in auctions or Fixed Price Sales (as that term is defined in Clause A.3.1) from time to time. When Amazon or its affiliates offer goods for Fixed Price Sale or auction, it is no different to any other seller engaged in a transaction and they will abide by the same obligations imposed under this Agreement as any other seller on this Site. In addition, employees of Amazon are permitted to participate in their personal capacity (i.e., not as Amazon employees, representatives or agents) in the transactions conducted through this Site subject to Amazon's internal employee policy. Amazon employees, representatives or agents, when participating in any transaction in their personal capacity, are subject to this Participation Agreement.

           1.2  International sales

            In listing an item for sale or auction internationally, the seller may also have to comply with laws of the country in which the buyer or bidder resides dealing with, among other things, prohibitions on the sale, distribution or offering for sale of specific items.

           1.3  Prohibited Items

            Any participant may list an item for auction or for Fixed Price Sale on the Site. However, the following items must not be listed on the Site by sellers or bid on or purchased by buyers (irrespective of whether the item is listed on any of the other participating Amazon sites):

          1.3.1  Offensive material, including material that incites racial hatred or promotes discrimination based on race, sex, religion, national origin, physical ability, sexual orientation or age;

          1.3.2  Obscene material including pornographic material (eg: material rated R +18, home porn and hardcore material);

          1.3.3  Living animals;

          1.3.4  Intoxicating liquor and tobacco (except where the seller is properly licensed under applicable law) and home-made alcoholic beverages;

          1.3.5  Firearms and ammunition;

          1.3.6  Stolen goods;

          1.3.7  Advertisements;

          1.3.8  Items that infringe another party's copyright, patent, trademark, design right, database right, or other intellectual property or other proprietary right (eg: pirated software, CDs, videos and DVDs, OEM software and so on). New Region-1 DVDs may be listed by sellers resident within the USA or Canada only and must be dispatched to buyers from the USA or Canada;

          1.3.9  Illegal or prescription drugs;

        1.3.10  Items whose sale, distribution or offering for sale is prohibited by any applicable law;

        1.3.11  Items whose sale is subject to export restrictions (eg: Cuban cigars, certain encryption software and so on);

           1.4  Contract fulfilment

          1.4.1  On the close of an auction or the completion of a Fixed Price Sale in zShops, Amazon will send to the seller and the buyer, an e-mail exchanging their e-mail addresses. The seller and buyer must use all reasonable endeavours to contact each other within three days (and failing that, as soon as reasonably practicable) of Amazon's notification to discuss the fulfilment of the sale of the relevant item sold. You acknowledge that your failure to complete the transaction as described by this agreement may be legally actionable by the other party to such transaction. On completion of a Fixed Price Sale in Marketplace, Amazon will send to the seller and the buyer an order confirmation e-mail which will summarise the order and notify the seller of the buyer's delivery address details. Sellers must dispatch items sold in Marketplace within two Business Days of the date of the order confirmation e-mail.

          1.4.2  If, by law, an agreement for the transfer of any property must be evidenced in writing or in some specific form, then the buyer and seller agree, on the close of an auction or completion of a Fixed Price Sale to complete the transaction in writing and/or in the relevant form (as the case may be).

          1.4.3  Unless the buyer and seller expressly agree otherwise, the following terms and conditions will apply to the contract between the buyer and seller for the sale of the relevant item:

      (a)
      the buyer will be required to make full payment to the seller as soon as reasonably practicable following the close of the auction or Fixed Price Sale by means of Amazon Payments, or other payment methods approved by the seller in its terms and conditions;

      (b)
      as soon as reasonably practicable following receipt by the seller of the buyer's full payment or notification by Amazon that payment has been received through Amazon Payments, the seller must dispatch the relevant item to the buyer at the address nominated by the buyer for that purpose. Orders received by a seller through Marketplace must be dispatched within two days of the date of Amazon's order confirmation e-mail.

      (c)
      All postage, customs and excise duty, VAT and any other taxes associated with the auction or Fixed Price sale (if applicable) will be paid by the buyer and it is the seller's responsibility to determine, collect and remit the applicable VAT, customs and excise duties and any other taxes associated with the auction or Fixed Price Sale. Unless otherwise agreed by us in advance in writing, the price of any items sold in Marketplace must be displayed inclusive of any customs and excise duty, VAT and any other taxes associated with the Fixed Price Sale, which may be applicable and sellers will not charge or seek to charge the buyer for any customs and excise duty, VAT or other taxes which are additional to the price displayed for the item on the Site;

      (d)
      buyers are required to pay sellers in the currency in which the auction or Fixed Price Sale is listed;

      (e)
      the sale will be subject to any warranties implied under applicable law; and

      (f)
      the contract between the buyer and seller will be governed by the laws of England (and expressly excluding the United Nations Convention on the Sale of Goods) and the parties irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales.

           1.5  Amazon's Role

            Amazon is not an auctioneer, neither is it an intermediary between the buyer and the seller. Amazon provides a venue for sellers and buyers to negotiate and complete transactions. Save where Amazon acts as a seller, Amazon is not involved in the actual transaction between sellers and buyers and is not the agent of and has not authority for either, for any purpose.

    Accordingly, the contract formed at the close of an auction or the completion of a Fixed Price Sale is solely between buyer and seller. The enforcement of any contractual obligations arising out of the completion of a transaction is the responsibility of buyers and sellers party to that transaction. Amazon is not obliged to mediate between parties or enforce or execute fulfilment of any contract. Because Amazon wants you to have a safer buying experience, Amazon provides the Amazon A-z Guarantee in Clause C.1 below, but otherwise buyers and sellers use the Site and the Services at their own risk.

           1.6  Termination

            Amazon may, in its sole discretion, terminate this Participation Agreement, access to the Site or the Services, or any current auctions or Fixed Price Sales immediately without notice if your participation agreement with any of the other Amazon sites is terminated or for any breach of any terms of this Participation Agreement.

           1.7  Amazon's Reservation of Rights

            Amazon retains the right to, if it considers it appropriate: immediately halt any auction or Fixed Price Sale or remove any bid; prevent or restrict access to the Site or the Services; or take any other action to restrict access to or availability of or remove any objectionable material, feedback, ratings, inaccurate listings, inappropriately categorised items, unlawful items or items prohibited for listing on the Site under this Participation Agreement. Amazon reserves the right and has absolute discretion but not an obligation, to remove, screen or edit any content that breaches these provisions or is otherwise objectionable.

           1.8  Ratings and Feedback

          1.8.1  Participants may leave feedback ("Feedback") on other participants relating to the other participants' performance in buying or selling items on the Site and using the Services. Further, buyers and sellers only may rate each other's performance in relation to an auction or Fixed Price Sale using a 1-5 crown rating system ("Rating"). You acknowledge and accept that your Feedback and Rating will be publicly available for viewing on the Site. Amazon is not responsible for checking or editing the Feedback or Ratings on the Site. YOU CONSENT TO THE PUBLICATION OF, AND AUTHORISE AMAZON TO PUBLISH, FEEDBACK AND RATINGS EVEN THOUGH SUCH FEEDBACK OR RATINGS MAY BE CRITICAL OR DEFAMATORY OF YOU AND EVEN THOUGH AMAZON MAY BE AWARE OR OUGHT REASONABLY BE AWARE THAT SUCH FEEDBACK OR RATINGS CAUSED OR CONTRIBUTED TO THE PUBLICATION OF A STATEMENT THAT IS DEFAMATORY OF YOU. YOU RELEASE AMAZON FROM AND WAIVE ALL RIGHTS AGAINST AMAZON IN RESPECT OF ANY LIABILITY ARISING OUT OF OR IN CONNECTION WITH THE PUBLICATION OF ANY DEFAMATORY COMMENTS ABOUT YOU IN SUCH FEEDBACK AND RATINGS.

          1.8.2  When submitting Feedback and Ratings, you must comply with the Feedback Guidelines. You agree to indemnify and hold harmless Amazon and its affiliates (and their respective employees, directors and representatives) against any claim or action brought by a third party, arising out of or in connection with any Feedback or Ratings left by you on the Site.

           1.9  Outages

          1.9.1  If, as a result of any interruption to or unavailability of, the Services or the Site (whether for planned maintenance, repairs or otherwise) any auction or certain Fixed Price Sales in Marketplace (namely, listings by Sellers that are not "Pro-merchant" Sellers) becomes unavailable for a period of time, then: (a) If such period of unavailability is less than or equal to 60 minutes, the auction or Fixed Price Sale will not be extended, even if the auction or Fixed Price Sale closes during the period of unavailability; (b) If such period of unavailability is greater than 60 minutes but less than or equal to 120 minutes, the duration of the auction or Fixed Price Sale will be extended for a period equivalent to double the period of unavailability; (c) If such period of unavailability is greater than 120 minutes, the duration of the auction or Fixed Price Sale will be extended for a period of 24 hours.

          1.9.2  The extension of an auction or Fixed Price Sale, as the case may be, is the participant's sole remedy for any interruption to or unavailability of, the Service or the Site.

         1.10  Grants of Licence, Intellectual Property and Linking and Framing

        1.10.1  Licenses (a) Your Grant. By entering into this Participation Agreement and listing an item, you grant Amazon and its affiliates a non-exclusive, worldwide, royalty-free, perpetual, irrevocable, right to exercise all copyright, database rights and rights of publicity over the material displayed in your listings or bids or in any other catalogue or product information that you provide to us (excluding any of your logos, trademarks or other similar branding), in any existing or future media, known or unknown, now or at any later date. (b) Amazon's Grant. Amazon grants you limited non-transferrable license to each participant to make personal use only of the Site and the Services in accordance with this Participation Agreement. This license expressly excludes, without limitation: any resale or commercial use of the Site and the Services; modifying, distributing, copying, republishing or making any derivative of the Site or the Services; the collection and use of participant e-mail addresses or other participant information, Ratings, Feedback or listings, or any data extraction or data mining whatsoever.

        1.10.2  Intellectual Property Rights

              Subject to the licence granted to you under Clause 1.10.1(b), Amazon reserves all right, title and interest in its and its affiliates' intellectual property rights (including, without limitation, any patents, trademarks, service marks, registered designs, applications for any of the foregoing, copyright, database rights, design rights, know-how, confidential information, trade and business names and any other similar protected rights in any country) in the Site and the Services. Any goodwill accruing out of the use of Amazon's and its affiliates' trade marks, trade and business names and service marks under this Participation Agreement will vest in Amazon and its affiliates, as the case may be.

        1.10.3  Linking to the Site and prohibition on Framing

              Despite anything else contained in this Agreement, you must ensure that each link (graphical, text or otherwise) to the Site posted or maintained on any location by you or on your behalf, conveys users directly to the Site, without displaying or performing any other advertisement, promotion or content (whether audio, visual, audio-visual or otherwise). In addition, you must not take any action, or assist, authorise or encourage any third party to take any action, that would cause the appearance or presentation of the Site as seen by users linking to the Site to be different from that seen by users who access the Site by hand-entering the applicable URL into a generally commercially available browser which has not been customised for a particular person or entity. Without limiting the generality of the foregoing, you must not, at any time, make use of any framing techniques or technologies, interstitial advertisements, pop-up windows or consoles or other similar items or techniques in connection with any link to or on the Site.

        1.10.4  Linking off the Site

              Sellers must not include any links (graphical, text or otherwise) in any auction or Fixed Price Sale listing on the Site, save where such links convey users directly to another location on the Site, without displaying or performing any other advertisements, promotions or content (whether audio, visual, audio-visual or otherwise).

              Where the seller's identity is represented by a domain name (for example, Tartanknickers.com), then that domain name (but not the entire Uniform Resource Locator or "URL") may be included in the text of an auction or Fixed Price sale listing on the Site provided that the representation of the domain name is for the purpose of identifying the seller rather than for advertising the seller's Web site, goods or services. For example, if a seller called "Tartanknickers.com" was selling an item in an auction or Fixed Price Sale, it may include the domain name "Tartanknickers.com" in its listing but may not include the URL "http://www.tartanknickers.com" or "www.tartanknickers.com".

         1.11  Data Protection and Privacy

        1.11.1  Amazon uses your personal data in the manner set out in the Privacy Notice and as further described in this Participation Agreement (eg: in clauses 1.4.1 and 1.8.1), which is incorporated into this Participation Agreement by reference, in so far as it is applicable to personal data collected or used in connection with the Site and the Services. By using the Services and the Site, you consent to the collection and use of your personal data by Amazon in the manner set out in the Privacy Notice. If we decide to change our Privacy Notice, we will post those changes on the Privacy Notice page so that you are always aware of what information we collect, how we use it and under what circumstances we disclose it. You should check the Privacy Notice frequently for changes. Please note that the information you provide to us in using the Services and the Site will be transferred outside the European Economic Area for the purposes of processing by Amazon and its affiliates and in order to maintain customer accounts for you at other Amazon sites. By using the Services and the Site, you consent to this transfer.

        1.11.2  Unless otherwise authorised or consented, you agree not to use any information regarding other participants that is accessible from the Site, except to enter into and complete transactions conducted via the Site. You agree not to use any such information for purposes of solicitation, advertising, unsolicited e-mail or spamming, harassment, invasion of privacy or otherwise objectionable conduct.

         1.12  No Warranties

        1.12.1  Disclaimer of Warranties. THE SITE AND THE SERVICES ARE PROVIDED ON AN "AS IS" BASIS. AMAZON MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION: (a) THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT; (b) THAT THE SITE OR THE SERVICES WILL MEET YOUR REQUIREMENTS, WILL ALWAYS BE AVAILABLE, ACCESSIBLE, UNINTERRUPTED, TIMELY, SECURE OR OPERATE WITHOUT ERROR; (c) THE INFORMATION, CONTENT, MATERIALS OR PRODUCTS INCLUDED ON THE SITE WILL BE AS REPRESENTED BY SELLERS, AVAILABLE FOR SALE AT THE TIME OF AUCTION, LAWFUL TO SELL, OR THAT SELLERS OR BUYERS WILL PERFORM AS PROMISED. (d) ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE; AND (e) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF AMAZON. TO THE FULL EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AMAZON DISCLAIMS ANY AND ALL SUCH WARRANTIES.

        1.12.2  General Release. BECAUSE AMAZON IS NOT INVOLVED IN TRANSACTIONS BETWEEN BUYERS AND SELLERS OR OTHER PARTICIPANT DEALINGS, IF A DISPUTE ARISES BETWEEN ONE OR MORE PARTICIPANTS, EACH OF YOU RELEASE AMAZON (AND ITS EMPLOYEES, REPRESENTATIVES AND AGENTS) FROM CLAIMS, DEMANDS AND DAMAGES (ACTUAL AND CONSEQUENTIAL) OF EVERY KIND AND NATURE, KNOWN AND UNKNOWN, SUSPECTED AND UNSUSPECTED, DISCLOSED AND UNDISCLOSED, ARISING OUT OF OR IN ANY WAY CONNECTED WITH SUCH DISPUTES.

         1.13  Limitation of Liability

        1.13.1  TO THE FULLEST EXTENT PERMITTED AT LAW, AMAZON WILL NOT BE LIABLE (WHETHER IN CONTRACT, TORT—INCLUDING NEGLIGENCE, OR UNDER ANY STATUTORY IMPLIED TERM) FOR ANY DAMAGES OF ANY KIND INCLUDING WITHOUT LIMITATION DIRECT, INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL AND CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF REVENUE OR LOSS OF DATA) ARISING OUT OF OR IN CONNECTION WITH THE PARTICIPATION AGREEMENT, THE SITE, THE SERVICES, THE INABILITY TO USE THE SERVICES OR THOSE RESULTING FROM ANY GOODS OR SERVICES PURCHASED OR OBTAINED OR MESSAGES RECEIVED OR FEEDBACK OR RATINGS POSTED TO THE SITE OR TRANSACTIONS ENTERED INTO THROUGH THE SERVICES, WHETHER OR NOT AMAZON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

        1.13.2  Despite anything else contained in this Agreement, neither party excludes any liability for death or personal injury to the extent only that it arises as a result of the negligence of that party, its employees, agents or authorised representatives.

         1.14  VAT and other taxes on the sale of goods and/or services by Sellers. You agree that it is the seller's responsibility to determine whether VAT, customs duties, excise taxes or other taxes apply to the sale of goods and services to the buyer and to collect, report and remit the correct tax, as applicable, to the appropriate tax authority. You agree that, unless otherwise agreed by us with a seller in advance in writing, the price stated by any seller for any goods or services offered on the Site is inclusive of any VAT, customs duty, excise tax or other tax that the seller may be required to remit in connection with such sale. You also agree that Amazon is not obliged to determine whether VAT or other taxes apply to any sale of any goods or services by a seller to a buyer on the Site and is not responsible for collecting, remitting or reporting any VAT or other taxes arising from such sale.

         1.15  General Provisions

        1.15.1  Entire Agreement

              This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes and cancels all prior and contemporaneous agreements, claims, representations and understandings of the parties in connection with the subject matter hereof.

        1.15.2  No Agency; Third-Party Beneficiary

              Amazon is not the agent, fiduciary, trustee or other representative of you. Nothing expressed or mentioned in or implied from this Agreement is intended or shall be construed to give to any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect to this Agreement. This Agreement and all of the representations, warranties, covenants, conditions and provisions hereof are intended to be and are for the sole and exclusive benefit of Amazon and its affiliates, you, and relying buyers or sellers.

        1.15.3  Severability

              If any provision of this Agreement shall be deemed unlawful, void, or for any reason unenforceable, then that provision shall be deemed severable from these terms and conditions and shall not affect the validity and enforceability of any remaining provisions.

        1.15.4  No Waiver

              Amazon's failure to enforce the strict performance of any provision of this Agreement will not constitute a waiver of Amazon's right to subsequently enforce such provision or any other provisions of this Agreement.

        1.15.5  Variations

              This Participation Agreement may only be amended or modified in writing (which may be represented electronically) and only in the manner set out in the remainder of this clause. Amazon reserves the right to change any of the terms and conditions contained in this Agreement or any policies or guidelines governing the Site or Services, at any time and in its sole discretion. Any changes will be effective upon posting of the revisions on the Site. All notice of changes to this Agreement will be posted on the Site for thirty (30) days. You are responsible for reviewing the notice and any applicable changes. Changes to referenced policies and guidelines may be posted without notice to you. YOUR CONTINUED USE OF THIS SITE AND THE SERVICES FOLLOWING AMAZON'S POSTING OF ANY CHANGES WILL CONSTITUTE YOUR ACCEPTANCE OF SUCH CHANGES OR MODIFICATIONS. IF YOU DO NOT AGREE TO ANY CHANGES TO THIS AGREEMENT, THEN YOUR ONLY REMEDY IS TO CEASE USE OF THE SERVICES OR THIS SITE.

        1.15.6  Notices

              Notices can be sent to you at the e-mail address you provided to Amazon. You may send notices to Amazon as follows:

      Amazon Services Europe SARL
      26, Boulevard Royal
      L-2449
      Luxembourg

        1.15.7  Governing Law

              This Participation Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the Grand-Duchy of Luxembourg, and you irrevocably submit to the non-exclusive jurisdiction of the Courts of Luxembourg.

        2.     Conditions Relating Only to Auctions

           2.1  Types of Auctions

          2.1.1  Standard Auctions. Standard auctions involve the auction of a single item or a group of items to one high bidder.

          2.1.2  Dutch Auctions

              Dutch auctions involve the auction of multiple quantities of a single item. Bidders must submit both the quantity of items that they wish to buy and the amount they wish to bid for each item. Individual bidders may re-bid but only in a greater quantity or per-item bid amount than their original bid. The final per-item price in a Dutch Auction is determined by the lowest of the winning bids. The bidder who submits the highest of the winning bids is entitled to the quantity that he or she specified, but at the lower per-item price. Quantities of the item remaining after the highest of the winning bids is filled are used to fill other winning bids in the descending order of their bid price. See the example for further clarification of the operation of Dutch Auctions.

          2.1.3  Private Auctions

              In private auctions, bidders are not identified during the auction process. Only the seller and the buyer are notified of the result. As a consequence of this, in a private auction, only the seller and buyer may provide Feedback and Ratings on each other.

           2.2  Duration

            An auction commences at the time the relevant listing is received by Amazon. The duration of the auction may, at the seller's discretion be either one day (24 hours), three days (72 hours), five days (120 hours), seven days (168 hours) or 14 days (336 hours). However, if a bid is cast within 10 minutes of the scheduled close of an auction, that auction will be automatically extended for an additional 10 minutes from the time of receipt by Amazon of the latest bid. The procedure will be repeated for any further bid received within 10 minutes of the scheduled closing time of the auction or any extended closing time. Notwithstanding, anything else in this clause, where a seller has set a "Take-it price", then the auction will close automatically upon a bidder bidding the amount of the "Take-it price".

           2.3  Minimum bids and reserve prices: the seller may stipulate an initial minimum bid. Bidding on that auction will begin at the initial minimum bid and bids under that amount will not be accepted. The seller may also place, prior to the commencement of a standard or private (but not dutch) auction, a reserve price, being the minimum price at which that item may be treated as sold. Once set, a reserve price may not be removed or varied. Amazon will disclose the fact that an item is subject to a reserve price but will not reveal the amount of the reserve price. Amazon will also indicate when bidding has met or exceeded the reserve price. Where an auction is subject to a reserve price, Amazon will not disclose the identity of bidders on that item until the reserve price is met or exceeded. Unless a seller specifies a reserve price, all auction items are "without reserve", ie: the seller must sell the auctioned item to the highest bidder that meets or exceeds the minimum price.

           2.4  Cancelling an Auction

          2.4.1  Sellers are obliged to accept any bid that meets or exceeds the initial minimum bid or reserve price (if any) and in such a case a contract for the sale of the item from the seller to the buyer will form on the closing of the auction. The seller may only cancel an auction if: (a) The item has not received any bids; or (b) The item has not received bids that meet or exceed the reserve price. In each case, the seller will still be liable to Amazon for the Listing Fees and other fees (but not Completion Fees) as set out in Clause B.2 payable in respect of listing that item.

          2.4.2  Where the seller cancels an auction that has received bids that meet or exceed the reserve price (if any), then the highest bid will stand and the seller will be obliged to sell the item to the highest bidder for that amount. The seller will also be responsible for paying to Amazon all fees (including Completion Fees) as set out in Clause B.2, incurred on the auction of that item.

           2.5  Bidding

          2.5.1  Each bid is a binding offer by the bidder to purchase the auction item at the bid amount. Each bid is binding on the bidder and is revocable only where: (a) the seller varies the information about the item, materially altering the impression of the item for which the bid was placed; (b) the bidder has made an obvious typographical error in the bid amount; (c) the e-mail address provided by the seller is invalid; (d) The seller's rating has changed negatively since the bidder's first bid on the item.

          2.5.2  Bidders who withdraw a bid on any item, for whatever reason, may not place any further bids on that item. If any bids are withdrawn, those bids are deemed null and void. Where a bid that is withdrawn was the highest bid at the time of withdrawal, the next highest bid will become the highest bid. Any withdrawal of a bid on the grounds that the bid amount was an obvious typographical error must be made immediately following the placing of the relevant bid.

          2.5.3  Where two bids of equal value are made on an item, then: (a) in the case of standard and private auctions, the bid that is received first in time by the Site will prevail; and (b) in the case of dutch auctions, the bid for the greatest quantity of items will prevail.

           2.6  Agreement for Sale on the Close of an Auction.

            At the close of an auction (or cancellation by the seller, as the case may be) the seller agrees to sell the item to the highest bidder (provided that the highest bid has met or exceeded the reserve price, if any) and the highest bidder agrees to purchase the item from the seller for the amount of their bid.

        3.     Conditions relating only to Fixed Price Sales

           3.1  In Marketplace and in zShops, items are offered by sellers for sale at a fixed price ("Fixed Price Sales"). The seller is obliged to sell the items at the listed price to buyers who meet the seller's terms. Unless otherwise agreed by us with the seller in advance in writing, the price of any items sold in Marketplace (including the applicable delivery charge) are displayed inclusive of any customs and excise duty, VAT and other taxes which may be applicable and sellers may not charge or seek to charge the buyer for any customs and excise duty, VAT or other taxes which are additional to the price displayed for the item on the Site.

           3.2  Participants may purchase an item in a Fixed Price Sale by clicking on the "buy" button on the relevant item's page, provided that the item is still showing as having a quantity of stock remaining.

           3.3  The seller's listing of an item for Fixed Price Sale constitutes an offer to each participant to purchase the item at that price and the act of clicking on the "buy" button by a participant constitutes acceptance of that offer. Such acceptance will become effective on receipt by the Site of such act. A seller may retract an item listed for Fixed Price Sale at any time but is bound by any offers accepted prior to the retraction.

           3.4  For items listed for sale in Marketplace, sellers may only charge buyers a fixed delivery charge and such a charge will be priced in accordance with the Marketplace delivery charge schedule in effect from time to time.

B.
Conditions relating specifically to Sellers

        1.     Seller's Obligations with respect to Listing Items

           1.1  Sellers Warranties. By listing an item in a Fixed Price Sale or by auction:

          1.1.1  you represent a warrant to prospective buyers that: (a) you are the true owner of the item or are properly authorised to sell the item by the true owner and are able to transfer good title to the item free from any third party claims, liens or encumbrances; and (b) the listing is accurate, current and complete and is not misleading or otherwise deceptive;

          1.1.2  Unless we have agreed with you in advance and in writing to the contrary, you represent and warrant to Amazon that: (a) you are an individual that is resident or a business that is established in the United Kingdom; (b) the items you are selling are physically located in the United Kingdom at the time of sale; (c) the place of supply of any services you are selling are in the United Kingdom. In any event, you represent and warrant to Amazon that: (x) the item is not one that would fall within any of the prohibited items described in clause A.1.3; and (y) the item is safe and, where required by applicable law, bears a "CE" mark.

          1.1A  Subject to any pricing guidelines set forth from time to time on the Site, sellers will determine the purchase price for each of their items offered for sale on the Site; provided that all sellers who have a Pro-merchant subscription will ensure that the purchase price and each other term of offer and/or sale for consumer electronic items offered for sale on the Site are at least as favourable to consumers as the terms of sale upon which the seller or any of its affiliates offers or sells such items through its or any of their respective online sales channels other than the Site, after taking into consideration all discounts, sales, rebates and other promotional offers or business practices.

           1.2  Compliance with Applicable Law

            It is the seller's responsibility to ensure that the sale or distribution of the item is not in breach of applicable law (including, where items are sold internationally, the law of the destination country). This responsibility includes, but is not limited to, ensuring that (a) any items sold are safe, (b) any items sold bear a "CE" mark where required by applicable law. Amazon makes no representations that items not appearing on the prohibited items list in clause A.1.3 may be sold or distributed or offered for sale under applicable law.

        2.     Seller's Fees

           2.1  By listing an item on the Site for Fixed Price Sale or auction, you agree to pay the following fees (using the amounts and payment terms set out in the Fee Schedule and Payment Terms, which is incorporated into this Agreement by reference) plus VAT as applicable:

          2.1.1  Listing Fees for the listing of the item (or subscription fees for the listing of a set number of items over a defined period of time, as set out in the Fee Schedule and Payment Terms);

          2.1.2  Optional Features fees if any optional features (such as bold listings, Category Feature or Home Page Featured) are selected;

          2.1.3  Subscription-plan Fees;

          2.1.4  Postage Administration Fees;

          2.1.5  Completion Fees (to be paid on completion of the Fixed Price Sale or close of the auction).

           2.2  All fees listed in the Fee Schedule and Payment Terms are in Great British Pounds Sterling unless stated otherwise. The Fee Schedule and Payment Terms may vary in the future. The Fee Schedule and Payment Terms in effect on the date of listing the relevant item for Fixed Price Sale or auction will govern the transaction. You should check the fees and terms each time you participate in an auction or Fixed Price Sale. All fees are payable upon demand except for subscription fees which are due periodically without demand as set out in the Fee Schedule and Payment Terms. By listing an item for Fixed Price Sale or auction on the Site, you authorise Amazon to charge your credit /debit card or, where applicable, to withdraw any funds in your Amazon Payments account, for all and any amounts due in the manner and at the times set out in the Fee Schedule and Payment Terms.

           2.3  VAT on seller fees. The seller fees are subject to VAT where applicable and will be paid by the seller at the time of payment of the corresponding fees.

           2.4  If you are a business that is established in a European Union country and if you provide Amazon with your valid VAT registration number that was issued to you by the European Union country in which your business is established, VAT will not be charged by Amazon on your seller fees (the "Exclusion") provided you are not established in Luxembourg, and have not supplied a VAT registration number issued by the Luxembourg authorities. In order to qualify for the exclusion, you must provide Amazon with a valid VAT registration number from your tax authority, and you must agree to and acknowledge the conditions set out below:

          2.4.1  You warrant and represent that the VAT registration number you submit to Amazon belongs to the business you operate, and that business is established in one of the European Union countries;

          2.4.2  You warrant and represent that all transactions on your Amazon Seller Account will be business-related transactions made by the business associated with the VAT registration number you submit to Amazon;

          2.4.3  You warrant and represent that the VAT registration number and all other information provided by you is true, accurate and current and you will immediately update any such information held by Amazon in case of any changes;

          2.4.4  Amazon reserves the right to request additional information and to confirm the validity of your Seller Account information (including your VAT registration number) from you or government authorities and agencies as permitted by law and you irrevocably authorise Amazon to request and obtain such information from such government authorities and agencies. Further, you agree to provide any such information to Amazon upon request.

          2.4.5  Amazon reserves the right to charge you any applicable unbilled VAT if you provide a VAT registration number that is determined to be invalid. You irrevocably authorise Amazon to debit your credit card for any such unbilled VAT.

           2.5  If you are a business that is established in a European Union country and you provide Amazon with your valid VAT registration number that was issued to you by a European Union country, you agree to accept electronic VAT invoices in a format and method of delivery as determined by Amazon.

        3.     Prohibited Acts Sellers must:

          3.1.1  sell all items on his or her own account and must not represent that he or she is selling on behalf of any third party;

          3.1.2  not bid on their own items nor have others bid on their own items on their behalf; and

          3.1.3  not use the Services or the Site in the contravention of any applicable law nor permit or assist others to do so.

        4.     Amazon's right of recovery. Amazon retains the right to seek reimbursement from the seller if it, in its sole discretion, decides to reimburse the buyer under the terms of the Amazon A-z Guarantee described in clause C.1 or Amazon receives a charge back from the buyer's credit/debit card issuer for the amount of the buyer's purchase from the seller.

        5.     The Amazon Payment Service. In order to sell items in Marketplace, auctions and/or zShops, you must register with Amazon to use the Amazon Payments Service (the "Payment Service").

           5.1  The Payment Service facilitates the purchase of items listed on the Site for Fixed Price Sale or auction. A buyer's authorised credit or debit card payment ("Payment Transaction") is deposited to a registered seller's Account Summary, and funds are periodically transferred to the seller's designated bank account ("Seller's Account"). A buyer may authorise a Payment Transaction with any major credit or debit card accepted by Amazon.co.uk. The Payment Service helps facilitate Auctions, zShops, and Marketplace transactions and Amazon is not the purchaser of the seller's goods. The seller will resolve any dispute directly with the buyer or with the assistance of the Amazon.co.uk A-z Guarantee and not through the Payment Service. Sellers must register online with Amazon.co.uk to use the Payment Service. You must provide us true and accurate information when registering and must maintain and update that information as applicable. Sellers must not impersonate any person or use a name he or she is not legally authorised to use. Each seller authorises us to use any information provided to us in registering for the Payment Service to verify his or her information (including any updated information), to obtain credit reports about the seller from time to time while the seller is registered with the Payment Service (including credit reports about the seller's spouse), and to obtain an initial credit authorisation from the seller's credit card issuer at time of registration.

           5.2  The Payment Service is available only to individuals and others who meet the terms of eligibility for the Amazon.co.uk online selling community, who have been issued with any major credit/debit card accepted by Amazon.co.uk, and whose applications are acceptable to Amazon. Payment Transactions can only be deposited into bank accounts in the United Kingdom. Sellers waive any rights with respect to the Service (including, without limitation, to protection under the Amazon A-z Guarantee) when dispatching to an address other than that provided by the Service.

           5.3  The Payment Service is generally available seven (7) days per week, twenty-four (24) hours per day, except for scheduled downtime due to system maintenance. We can initiate Payment Transaction deposits into a Seller's Account only on a Business Day when the automated clearing houses are open for business. For purposes of this Participation Agreement, a Business Day is a Monday through Friday, excluding bank holidays in the United Kingdom. Amazon will send a receipt to the seller via e-mail for each completed transaction. In addition, the seller can access his or her Payment Service transaction information online on the Manage Your Amazon Payments Account page of the Seller Account section of Auctions, zShops, and Marketplace when logging on with the seller's password. The seller may access the Seller's Transactions feature only with a browser that is compatible with the Payment Service, including any security features that are a part of the Payment Service.

           5.4  If in an Auctions or zShops transaction the buyer has overpaid for a purchase, the seller may use the "Refund Buyer" link on the Transaction Details page to refund the buyer through the Payment Service for the amount of the overpayment or to send a refund otherwise owed to the buyer related to the purchase. Similarly, in an Auctions or zShops transaction, if the buyer has underpaid for a purchase, the seller can use the "Create invoice" link on the Transaction Details page to request that the buyer pay the amount still owed through the Payment Service. For Marketplace sales, the seller may use the "Refund Buyer" link on the Transaction Details page to refund the buyer through the Payment Service for the entire purchase amount. Sellers may not create invoices for Marketplace sales.

           5.5  All balances for a given 14-day period will be reflected in the Seller's Account Summary located on the Manage Your Amazon Payments Account page of the Seller Account section of Auctions, zShops, and Marketplace when logging on with seller's password. We will initiate a transfer to the Seller's Account on a rolling 14-day cycle ("Payment Date") based on the original date of the seller's registration with the Payment Service or on the next Business Day if the scheduled Payment Date falls on a non-Business Day. If the seller requests a change to the scheduled Payment Date, the 14-day cycle will be reset to the requested Payment Date. When the seller completes registration by providing bank account information, the seller must wait 14 days to request a transfer to the seller's bank within the 14-day cycle. After 14 days, the seller may request transfers to the Seller's Account at any time within the 14-day cycle by clicking the "Transfer funds to bank account now" link on the Seller's Account Summary page. Amazon will initiate a transfer to the Seller's Account on each Payment Date for the total amount of Payment Transactions received from buyers' authorised credit or debit card transactions for the seller, less any refunds, or for funds otherwise received for the seller since the last Payment Date. The amount of the fees for Payment Transactions will be posted to the Seller's Account Summary and will be deducted from the balance of credits in the Seller's Account Summary to be remitted to the seller on the next Payment Date or, if such balance is not sufficient to pay the outstanding fees and subscriptions, you as a seller authorise Amazon to charge the credit/debit card registered against the Payment Service.

           5.6  Transfers to the Seller's Account will generally be made within five Business Days of the date we initiate the transfer. On occasion, we may send the seller a paper cheque instead of an electronic transfer to the seller's bank account. We will do so, for instance, if the seller's bank will not accept an electronic transfer to the seller's account.

           5.7  Sellers must provide a full refund directly to any buyer who remits payment, either directly or through the Payments Service, if the item cannot be shipped at the close of the sale. Sellers must provide the refund promptly, but in no case later than thirty (30) days following the close of the sale. Sellers can use the Refund link on the Payment Transaction receipt to send a refund to buyers through the Payment Service.

           5.8  As a security measure, we may, but are not required to, impose transaction limits on some or all buyers and sellers relating to the value of any transaction or disbursement, the cumulative value of all transactions or disbursements during a period of time, or the number of transactions per day or other period of time. We will not be liable to any seller: (i) if we do not proceed with a transaction or disbursement that would exceed any limit established by us for a security reason, or (ii) if we permit a buyer to withdraw from a transaction because the Payment Service is unavailable following the commencement of a transaction.

           5.9  We reserve the right to delay initiating the Payment Transaction transfer to a seller's bank account (or sending paper cheques) pending an investigation if we, in our sole discretion, believe the buyer or the seller may have breached this Participation Agreement. Notwithstanding any other provision of this Participation Agreement, if we determine, in our sole discretion, that the seller has breached this Participation Agreement, we may refuse to transfer any Payment Transactions to the seller and may instead maintain such amount in a trust account or may return such amount to the buyer. We will not be liable to the seller if we act in accordance with the provisions of this Section.

         5.10  All notices will be sent by e-mail or will be posted on the Site. We will send notices to the seller at the e-mail address maintained in Amazon's records for the seller. The seller will monitor his or her e-mail messages frequently to ensure awareness of any notices sent by us. The seller will send notices to us at our current e-mail address published on our Site. E-mail notices are deemed written notices for all purposes for which written notices may be required. E-mail notices are deemed received the Business Day after transmission if properly addressed to the intended recipient. If not sent by e-mail, notice may be provided in writing and mailed with Royal Mail, postage paid, First Class mail properly addressed or personally delivered by express courier such as DHL. First Class mail is properly addressed if sent by us to the address maintained in our records for the seller. First Class mail is properly addressed if sent by the seller to the current address published by us on our Site. First Class mail is deemed received three Business Days after it is deposited with Royal Mail. A notice sent by express courier is deemed received when personally delivered to the intended recipient or to a person with apparent authority to receive such delivery on behalf of the intended recipient.

         5.11  The fees for using the Payment Service in Marketplace listings are included in the Marketplace listing fees (which means there are no additional fees for use of the Payment Service). Fees for using the Payment Service in Auctions or zShops listings are posted on our Fee Schedule at: http://www.amazon.co.uk/exec/obidos/tg/stores/browse/-/help/3149301 and are incorporated into this Agreement by reference. We may, in our sole discretion, waive, reduce, or reverse charges or fees for a specific transaction.

         5.12  We may refuse service to anyone for any reason. We may earn interest or other compensation from the balances in our bank accounts that result from the timing difference between our being paid by a buyer and our payment of the Payment Transaction to the seller from our bank account. We reserve the right to seek reimbursement from the seller if we, in our sole discretion, decide to reimburse a buyer under the terms of the Amazon.co.uk A-z Guarantee, provide a refund to the buyer if the seller cannot promptly deliver the goods, discover erroneous or duplicate transactions, or receive a chargeback from the buyer's credit card issuer for the amount of the buyer's purchase from the seller. We may obtain such reimbursement by deducting from future payments owed to the seller, reversing any transfer to the seller's bank account, charging the seller's credit card, or seeking such reimbursement from the seller by any other lawful means.

         5.13  The seller may terminate its participation in the Payment Service at any time by giving notice to us, and we may terminate the seller's participation in the Payment Service at any at any time by giving notice to the seller. Upon termination, the seller must pay us whatever fees were incurred prior to the effective date of the termination. Also upon termination, any pending transactions will be cancelled.

C.
Conditions relating specifically to Buyers

        1.     The Amazon A-z Guarantee

           1.1  AMAZON WANTS YOU TO HAVE A SAFE BUYING EXPERIENCE. IF THE BUYER OF AN ITEM HAS PROVIDED PAYMENT TO THE SELLER, BUT THE SELLER

  DID NOT DELIVER THE ITEM, OR, IF THE BUYER RECEIVED THE ITEM, BUT IT WAS MATERIALLY DIFFERENT FROM THE SELLER'S DESCRIPTION OF THE ITEM, AMAZON WILL PAY THE BUYER THE FINAL CLOSING PRICE OF THE ITEM UP TO £150 OR UP TO £2,000 IF THE BUYER USED THE AMAZON PAYMENTS SERVICE TO PAY THE SELLER, SUBJECT TO THE FOLLOWING CONDITIONS. THE FOLLOWING CONDITIONS APPLY TO THE AMAZON A-Z GUARANTEE: (1) THE BUYER MUST WAIT 30 DAYS, BUT NOT LONGER THAN 60 DAYS, AFTER THE CLOSE OF THE AUCTION OR THE ACCEPTANCE OF AN OFFER IN A FIXED PRICE SALE TO REQUEST PAYMENT FROM AMAZON UNDER THE AMAZON A-Z GUARANTEE AND SUBMIT THE GUARANTEE SUBMISSION FORM; (2) THE BUYER MUST PROVIDE THE REQUIRED INFORMATION ON THE GUARANTEE SUBMISSION FORM TRUTHFULLY AND ACCURATELY TO RECEIVE PAYMENT; (3) THE BUYER MUST BE A RESIDENT OF THE UNITED KINGDOM, GERMANY OR THE UNITED STATES AND PROVIDE A STREET ADDRESS IN ONE OF THOSE COUNTRIES FOR PAYMENT; (4) THE FEEDBACK RATING OF THE SELLER MUST HAVE BEEN 3.0 OR GREATER AT THE TIME OF THE COMPLETION OF THE FIXED PRICE SALE OR AT THE TIME OF THE BUYER'S WINNING BID (AS THE CASE MAY BE), UNLESS THE SELLER HAD NO FEEDBACK (IE:, A ZERO SCORE); (5) THE BUYER IS LIMITED TO A LIFETIME MAXIMUM OF THREE CLAIMS ACROSS ALL AMAZON SITES; AND (6) IF THE BUYER PAID FOR THE ITEM BY CREDIT CARD, THE BUYER MUST NOT REQUEST A CHARGEBACK FOR THE AUCTION OR FIXED PRICE PURCHASE FROM THE ISSUING BANK.

           1.2  You warrant and represent to Amazon that the information you provide on the Guarantee Submission Form will be true and correct.

        2.     The Amazon Payments service.

           2.1  Buyers may pay sellers registered with the Payment Service by purchasing an Amazon Payments electronic credit/debit ("Electronic Money") for the full amount owed. Buyers may purchase Electronic Money with a VISA, MasterCard, American Express, Switch or Solo card. Auction buyers will be notified of this option in the winning e-mail notification, and Marketplace and zShops buyers may choose this option on the item's listing. After the credit or debit card charge is approved, Amazon will direct the seller to deliver the relevant item sold to the buyer. The buyer is bound by any Electronic Money purchase request he or she authorises. The Payments Service is the purchase of Electronic Money and not the purchase of the seller's goods. The buyer will resolve any dispute directly with the seller, or under the Amazon A-z Guarantee described in Clause C.1.1, and not through attempting to revoke an Electronic Money purchase transaction.

           2.2  Amazon Payments sets limits on the amount and number of transactions completed through the Service during a set time period ("Velocity Limits") for both buyers and sellers. For security reasons, Amazon does not disclose Velocity Limits. Velocity Limits are different from the credit limits set by your credit/debit card issuer. When a Velocity Limit is reached, affected parties will be notified that additional transactions that are completed during the applicable time period must be settled directly between the buyer and seller and not through Amazon Payments.

        3.     Buyer's fees. Although Amazon does not currently charge bidders or buyers any fees to use the Services and the Site, it reserves its right to do so in the future.

        4.     Prohibited acts. Buyers and bidders must not:

          4.1.1  Whether by themselves or in conjunction with other participants, manipulate transactions in ways that are unfair to other users. This includes, but is not limited to, placing "shill" bids on auction items in concert with other auction participants and using a "bid-bot"; and

          4.1.2  not use the Services or the Site in the contravention of any applicable law nor permit or assist others to do so.

        5.     Inspection of items. buyers must inspect any items purchased from a seller immediately upon receipt to ensure that it accords with any description given by the seller in the item's listing and to ensure that the product is safe.

Amazon.ca Marketplace Participation Agreement

        Welcome to the Amazon.ca site (the "Site") and Amazon Marketplace services (the "Services"). Any person who wants to access the Site and use the Services to sell items must accept the terms and conditions of this Participation Agreement without change. BY SIGNING BELOW, YOU AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS OF THIS PARTICIPATION AGREEMENT, AND ALL POLICIES AND GUIDELINES OF THE SITE ARE INCORPORATED BY REFERENCE.

        Amazon Services International, Inc. ("Amazon.ca") reserves the right to change any of the terms and conditions contained in this Participation Agreement or any policies or guidelines governing the Site or Services, at any time and in its sole discretion. Any changes will be effective upon posting of the revisions on the Site. All notice of changes to this Participation Agreement will be posted on the Site for thirty (30) days. You are responsible for reviewing the notice and any applicable changes. Changes to referenced policies and guidelines may be posted on the Site without notice to you. YOUR CONTINUED USE OF THIS SITE AND THE SERVICES FOLLOWING AMAZON.CA'S POSTING OF ANY CHANGES WILL CONSTITUTE YOUR ACCEPTANCE OF SUCH CHANGES OR MODIFICATIONS. IF YOU DO NOT AGREE TO ANY CHANGES TO THIS PARTICIPATION AGREEMENT, DO NOT CONTINUE TO USE THE SERVICES OR THIS SITE.

        1.    Eligibility.    Use of the Site and Services is limited to parties that lawfully can enter into and form contracts under applicable law. For example, minors (less than 18 years of age) are not allowed to use the Services without obtaining an approval from persons in parental authority or guardian. To register, you must provide your real name, address, phone number, e-mail address, and valid credit card information.

        By entering into this agreement, you further represent and warrant to Amazon.ca that: (a) you are an individual that is resident in Canada or the United States or a corporation or other entity that is established in Canada or the United States, or has an office in Canada or the United States; (b) you have a bank account located in Canada; and (c) the items you are selling are physically located in Canada or the United States at the time of sale.

        2.    Seller Status, Listing Fees and Payment Terms.

          (a)   Sellers may select "Individual" or "Pro Merchant" status for their Marketplace account. The terms applicable to each status are described below with respect to "Individual Sellers" and "Pro Merchant Sellers."

          (b)   Please review the Fee Schedule and Payment Terms contained in the Help section for Marketplace listing fees. All listing fees are in Canadian dollars unless stated otherwise and are incorporated herein by reference. The Fee Schedule and Payment Terms may be different for Pro Merchant Sellers and Individual Sellers, and may vary in the future. The Fee Schedule and Payment Terms in effect on the date of listing the item shall govern the transaction. You should check the fees and terms each time you participate. In the event that any Seller fees are subject to any tax, Amazon.ca reserves the right to charge such applicable tax. All fees, including but not limited to subscription plan fees, are payable upon demand from Amazon.ca on an American Express, Visa or Mastercard credit card. By listing an item for sale on the Site, you authorize Amazon.ca to charge your credit card for amounts due.

        3.    Applicable Policies and Guidelines.    You agree to abide by the procedures and guidelines—contained in the Help section—for conducting fixed price sales, which are incorporated by reference into, and made part of, this Participation Agreement. The procedures and guidelines contained in the Help section explain the processes and set out acceptable conduct and prohibited practices. We may change these procedures and guidelines in the future, and such changes will be effective immediately upon posting on the Site without notice to you. You should refer regularly to the Help section to understand the current procedures and guidelines for participating and to be sure that the items you offer for sale can be on the Site.

        4.    Amazon.ca's Role.    Amazon.ca provides a venue for third-party sellers ("Sellers") and buyers ("Buyers") to negotiate and complete transactions. Amazon.ca is not involved in the actual transaction between Sellers and Buyers and is not the agent of and has no authority for either for any purpose. Accordingly, the contract formed at the completion of the transaction is solely between Buyer and Seller. As a Seller, you may list on the Site any item that Amazon.ca sells the item new unless it is a prohibited item as defined in the procedures and guidelines contained in the Help section. Without limitation, you may not list any item or link or post any related material that (a) infringes any third party intellectual property rights (including copyright, trademark, patent and trade secrets) or other proprietary rights (including rights of publicity or privacy); (b) constitutes libel or slander or is otherwise defamatory; or (c)is counterfeited, illegal, stolen, or fraudulent. It is up to the Seller to accurately describe the item for sale. As a Seller, you use the Site and the Services at your own risk.

        5.    The Amazon Payment Service.    IN ORDER TO SELL ITEMS IN MARKETPLACE, YOU MUST REGISTER WITH AMAZON.CA AND USE THE AMAZON PAYMENT SERVICE (the "Payment Service").

          a.     The Payment Service facilitates the purchase of Seller items listed on the Site. A Buyer's authorized credit card payment ("Payment Transaction") is credited to a registered Seller's Account Summary, and funds are periodically transferred to the Seller's designated bank account ("Seller's Account"). The Buyer may authorize a Payment Transaction with any major credit card accepted by Amazon.ca. The Payment Service helps facilitate Marketplace transactions and is not the purchaser of the Seller's goods. Seller will resolve any dispute directly with Buyer or with the assistance of the Amazon.ca A-to-z Guarantee and not through the Payment Service. Seller must register online with Amazon.ca to use the Payment Service. You must provide us true and accurate information when registering and must maintain and update that information as applicable. Seller will not impersonate any person or use a name he or she is not legally authorized to use. Seller authorizes us to verify his or her information (including any updated information), to obtain credit reports about Seller from time to time while Seller is registered with the Payment Service (including credit reports about Seller's spouse if Seller does not make a living on his/her own), and to obtain an initial credit authorization from Seller's credit card issuer at time of registration.

          b.     The Payment Service is available only to individuals and others who meet the terms of eligibility for the Amazon.ca Marketplace participation agreement, who have been issued a credit card in Canada, and whose applications are acceptable to Amazon.ca. Payment Transactions can be credited only to bank accounts in Canada. Sellers waive any rights with respect to the Service when shipping to an address other than that provided by the Service.

          c.     The Payment Service is generally available seven (7) days per week, twenty-four (24) hours per day, except for scheduled downtime due to system maintenance. We can initiate Payment Transaction credits to Seller's Account only on a Business Day when the automated clearinghouses are open for business. For purposes of this Participation Agreement, a Business Day is a Monday through Friday, excluding U.S. and Canadian banking holidays. We will send a receipt to Seller via e-mail for each completed transaction. In addition, Seller can access his or her Payment Service transaction information online on the Manage Your Amazon Payments Account page of the Seller Account section of Marketplace when logging on with Seller's password. Seller may access the Seller's Transactions feature only with a browser that is compatible with the Payment Service, including any security features that are a part of the Payment Service.

          d.     Seller may use the "Refund Buyer" link on the Transaction Details page to refund the Buyer through the Payment Service for the entire purchase amount. Sellers may not create invoices for Marketplace sales.

          e.     All balances for a given 14-day period will be reflected in the Seller's Account Summary located on the Manage Your Amazon Payments Account page of the Seller Account section of Marketplace when logging on with Seller's password. We will initiate a credit to Seller's Account on a rolling 14-day cycle ("Payment Date") based on the original date of Seller's registration with the Payment Service or on the next Business Day if the scheduled Payment Date falls on a non-Business Day. If Seller requests a change to the scheduled Payment Date, the 14-day cycle will be reset to the requested Payment Date. When Seller completes registration by providing bank account information, Seller must wait 14 days to request a transfer to Seller's bank within the 14-day cycle. After 14 days, Seller may request transfers to Seller's Account at any time within the 14-day cycle by clicking the "Transfer funds to bank account now" link on the Seller's Account Summary page. We will initiate a transfer to Seller's Account on each Payment Date for the total amount of Payment Transactions received from Buyer's authorized credit card transactions for Seller, less any refunds, or for funds otherwise received for Seller since the last Payment Date. The amount of the fees for Payment Transactions will be posted to Seller's Account Summary and will be deducted from the balance of credits in the Seller's Account Summary to be remitted to Seller on the next Payment Date.

          f.      If a transfer to Seller cannot be conducted due to causes attributable to Seller, any bank charges charged from the bank which Amazon.ca requests to remit the money will also be posted on Seller's Account Summary and will be deducted from the balance of credits in Seller's Account Summary to be remitted to Seller on the next Payment Date. Causes attributable to Seller will include, but not limited to, the incorrect or insufficient bank account information that Seller designated to which remittance should have been made or the bank account having been closed by Seller.

          g.     Transfers to the Seller's Account will generally be credited within five Business Days of the date we initiate the transfer.

          h.     Seller must provide a full refund directly to any Buyer who remits payment, either directly or through Amazon.ca, if the item cannot be shipped at the close of the sale. Seller must provide the refund promptly, but in no case later than thirty (30) days following the close of the sale. Seller can use the Refund link on the Payment Transaction receipt to send a refund to Buyer through the Payment Service.

          i.      As a security measure, we may, but are not required to, impose transaction limits on some or all Buyers and Sellers relating to the value of any transaction or disbursement, the cumulative value of all transactions or disbursements during a period of time, or the number of transactions per day or other period of time. We will not be liable to Seller: (i) if we do not proceed with a transaction or disbursement that would exceed any limit established by us for a security reason, or (ii) if we permit a Buyer to withdraw from a transaction because the Payment Service is unavailable following the commencement of a transaction.

          j.      We reserve the right to delay initiating the transfer of Payment Transaction credits to a Seller's bank account (or sending paper checks) pending an investigation if we, in our sole discretion, believe Buyer or Seller may have violated the Participation Agreement. Notwithstanding any other provision of this Participation Agreement, if we determine, in our sole discretion, that Seller has violated this Participation Agreement, we may refuse to deliver a Payment Transaction credit to Seller and may instead maintain the amount of such credit in a trust account or may return the amount of the credit to Buyer. We will not be liable to Seller if we act in accordance with the provisions of this Section.

          k.     All notices will be sent by e-mail or will be posted on the Site. We will send notices to Seller at the e-mail address maintained in Amazon.ca's records for Seller. Seller will monitor his or her e-mail messages frequently to ensure awareness of any notices sent by us. Seller will send notices to us at our current e-mail address published on our Web site. E-mail notices are deemed written notices for all purposes for which written notices may be required. E-mail notices are deemed received the Business Day after transmission if properly addressed to the intended recipient. If not sent by e-mail, notice may be provided in writing and sent by ordinary mail or registered mail or other methods properly addressed. Mail is properly addressed if sent by us to the address maintained in our records for Seller. Mail is properly addressed if sent by Seller to the current address published by us on our Web site. Mail is deemed received five (5) Business Days after it is deposited in a postbox.

          l.      There is no fee for registering for the Payment Service. The fees for using the Payment Service in Marketplace listings are included in the Marketplace listing fees (which means there are no additional fees for use of the Payment Service). We may, in our sole discretion, waive, reduce, or reverse charges or fees for a specific transaction.

          m.    We may refuse service to anyone for any reason. We may earn interest or other compensation from the balances in our bank accounts that result from the timing difference between our being paid by Buyer and our bank account being debited to pay Payment Transaction credits to Seller. We reserve the right to seek reimbursement from Seller if we, in our sole discretion, decide to reimburse Buyer under the terms of the Amazon.ca A-to-z Guarantee, provide a refund to Buyer if Seller cannot promptly deliver the goods, discover erroneous or duplicate transactions, or receive a chargeback from Buyer's credit card issuer for the amount of Buyer's purchase from Seller. We may obtain such reimbursement by deducting from future payments owed to Seller, reversing any credits to Seller's bank account, charging Seller's credit card, or seeking such reimbursement from Seller by any other lawful means.

          n.     Seller may terminate its participation in the Payment Service at any time by giving notice to us, and we may terminate Seller's participation in the Payment Service at any at any time by giving notice to Seller. Upon termination, Seller must pay us whatever fees were incurred prior to the effective date of the termination. Also upon termination, any pending transactions will be canceled.

        6.    Amazon.ca Reservation of Rights.    Amazon.ca retains the right to immediately halt any sale, prevent or restrict access to the Site or the Services, or take any other action to restrict access to or availability of objectionable material, any inaccurate listing, any inappropriately categorized items, any unlawful items, or any items otherwise prohibited by the procedures and guidelines contained in the Help section. Amazon.ca retains the right to seek reimbursement from Seller if it, in its sole discretion, decides to reimburse Buyer under the terms of the Amazon.ca A-to-z Guarantee or we receive a chargeback from Buyer's credit card issuer for the amount of Buyer's purchase from Seller.

        7.    Amazon.ca Participation.    Employees of Amazon.ca and its affiliates are permitted to participate in their personal capacity (i.e., not as Amazon.ca employees, representatives, or agents) in the transactions conducted through this Site (unless they have confidential information about a particular item). Amazon.ca employees, when participating in any transaction in their personal capacity, are subject to this Participation Agreement and the same procedures and guidelines contained in the Help section as any Buyer or Seller on this Site.

        8.    Your Transactions.    In Marketplace transactions, a Seller is allowed to sell goods only where a Seller lists goods at a fixed price ("fixed price sales"), the Seller is obligated to sell the goods at the listed price to Buyers who meet the Seller's terms. By listing an item in a fixed price sale, you represent and warrant to prospective Buyers that you have the right and ability to sell, and that the listing is accurate, current, and complete and is not misleading or otherwise deceptive.

        The price of items sold in Marketplace must be displayed inclusive of any Goods and Services Tax the Seller may be required to remit to the Canadian government. Sellers are required to accurately disclose the location from which the goods will be shipped to Buyers.

        9.    Your Obligation.    By entering into this Participation Agreement and posting a listing for fixed price sale, you agree to complete the transaction as described by this Participation Agreement. You acknowledge that by not fulfilling these obligations, your action or inaction may be legally actionable.

        10.    Taxes.    You agree the Seller and the Buyer are responsible for remitting to the appropriate tax authorities any applicable taxes with respect to the transaction. Such taxes may include, but are not limited to, Goods and Services Tax, sales tax, and use tax. You also agree that Amazon.ca is not obligated to determine whether taxes apply and is not responsible to collect, report, or remit any taxes arising from any transaction. If the item is shipped from outside Canada, the recipient of the item may be required to pay, upon delivery, customs duty, Goods and Services Tax, Canadian Sales Tax, and/or a handling fee;. Such duties, taxes and fees, if any, are in addition to the amount charged in the Payment Transaction.

        11.    Refund Obligation.    Sellers must provide a full refund directly to any Buyer who remits payment, whether the Buyer paid directly or through Amazon.ca, if the item cannot be shipped at the close of the sale. Seller must provide the refund promptly, but in no case later than thirty (30) days following the close of the sale. Any Buyer who believes he/she may be entitled to a refund on this basis can contact the Seller directly.

        12.    Password Security.    Your password may be used only to access the Site, use the Services, electronically sign your transactions, and review your completed transactions. You are solely responsible for maintaining the security of your password. You may not disclose your password to any third party (other than third parties authorized by you to use your account) and are solely responsible for any use of or action taken under your password on this Site. If your password is compromised, you must change your password.

        13.    Illegal Activity

          a.     Compliance with Laws; Fraud. The Site and Services may be used only for lawful purposes and in a lawful manner. You agree to comply with all applicable laws, statutes, and regulations. You may not register under a false name or use an invalid or unauthorized credit card. You may not impersonate any participant or use another participant's password(s). Such fraudulent conduct is a violation of civil or criminal laws. Fraudulent conduct may be reported to law enforcement, and Amazon.ca will cooperate to ensure that violators are prosecuted to the fullest extent of the law.

          b.     Investigation. Amazon.ca has the right, but not the obligation, to monitor any activity and content associated with this Site. Amazon.ca may investigate any reported violation of its policies or complaints and take any action that it deems appropriate. Such action may include, but is not limited to, issuing warnings, suspension or termination of service, denying access, and/or removal of any materials on the Site, including listings and bids. Amazon.ca reserves the right and has absolute discretion to remove, screen, or edit any content that violates these provisions or is otherwise objectionable.

          c.     Disclosure of Information. Amazon.ca also reserves the right to report any activity that it suspects violates any law or regulation to police authorities or other parties. In order to cooperate with governmental requests, to protect Amazon.ca's systems and customers, or to ensure the integrity and operation of Amazon.ca's business and systems, Amazon.ca may access and disclose any information it considers necessary or appropriate, including but not limited to user contact details, IP addressing and traffic information, usage history, and posted content.

        14.    Privacy.    Read our Privacy Notice. The Privacy Notice may be changed by us in the future. You should check the Privacy Notice frequently for changes. Unless otherwise authorized or consented, you agree not to use any information regarding other participants which is accessible from the Site or disclosed to you by Amazon.ca, except to enter into and complete transactions. You agree not to use any such information for purposes of solicitation, advertising, unsolicited e-mail or spamming, harassment, invasion of privacy, or otherwise objectionable conduct.

        15.    No Warranties.    THE SITE AND THE SERVICES ARE PROVIDED ON AN "AS IS" BASIS. AMAZON.CA MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION:

          a.     THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT;

          b.     THAT THE SITE OR THE SERVICES WILL MEET YOUR REQUIREMENTS, WILL ALWAYS BE AVAILABLE, ACCESSIBLE, UNINTERRUPTED, TIMELY, SECURE, OR OPERATE WITHOUT ERROR;

          c.     THE INFORMATION, CONTENT, MATERIALS, OR PRODUCTS INCLUDED ON THE SITE WILL BE AS REPRESENTED BY SELLERS, AVAILABLE FOR SALE AT THE TIME OF FIXED PRICE SALE, LAWFUL TO SELL, OR THAT SELLERS OR BUYERS WILL PERFORM AS PROMISED;

          d.     ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE; AND

          e.     ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF AMAZON.CA. TO THE FULL EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AMAZON.CA DISCLAIMS ANY AND ALL SUCH WARRANTIES.

        16.    General Release.    BECAUSE AMAZON.CA IS NOT INVOLVED IN TRANSACTIONS BETWEEN BUYERS AND SELLERS OR OTHER PARTICIPANT DEALINGS, IF A DISPUTE ARISES BETWEEN ONE OR MORE PARTICIPANTS, EACH OF YOU RELEASE AMAZON.CA (AND ITS AGENTS AND EMPLOYEES) FROM CLAIMS, DEMANDS, AND DAMAGES (ACTUAL AND CONSEQUENTIAL) OF EVERY KIND AND NATURE, KNOWN AND UNKNOWN, SUSPECTED AND UNSUSPECTED, DISCLOSED AND UNDISCLOSED, ARISING OUT OF OR IN ANY WAY CONNECTED WITH SUCH DISPUTES.

        17.    Limitation of Liability.    AMAZON.CA WILL NOT BE LIABLE FOR ANY DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION DIRECT, INDIRECT, INCIDENTAL, PUNITIVE, AND CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE PARTICIPATION AGREEMENT, THE SITE, THE SERVICES, THE INABILITY TO USE THE SERVICES, OR THOSE RESULTING FROM ANY GOODS OR SERVICES PURCHASED OR OBTAINED OR MESSAGES RECEIVED OR TRANSACTIONS ENTERED INTO THROUGH THE SERVICES.

        18.    Applicable Law.    The Site and the Services are arranged, sponsored, or managed by Amazon.ca in the state of Washington, U.S.A. The laws of the state of Washington govern this Participation Agreement and all of its terms and conditions, without giving effect to any principles of conflicts of laws. You agree that any action at law or in equity arising out of or relating to these terms and conditions shall be submitted to confidential arbitration in Seattle, Washington, except that, to the extent you have in any manner violated or threatened to violate Amazon.ca's intellectual property rights, Amazon.ca may seek injunctive or other appropriate relief in any state or federal court in the state of Washington, and you consent to exclusive jurisdiction and venue in such courts. Arbitration under this agreement shall be conducted under the rules then prevailing of the American Arbitration Association. The arbitrator's award shall be binding and may be entered as a judgment in any court of competent jurisdiction. To the fullest extent permitted by applicable law, no arbitration under this Agreement shall be joined to an arbitration involving any other party subject to this Agreement, whether through class arbitration proceedings or otherwise.

        19.    Disputes.    Because Amazon.ca is not involved in the actual transaction between Sellers and Buyers and is not the agent of either for any purpose, Amazon.ca will not be involved in resolving any disputes between participants related to or arising out of any transaction. Amazon.ca urges Sellers and Buyers to cooperate with each other to resolve such disputes.

        20.    Your Grant.    By entering into this Participation Agreement and listing an item, you grant Amazon.ca and its affiliates a nonexclusive, worldwide, royalty-free, irrevocable right to exercise all copyright, trademark rights, and rights of publicity over the material displayed in your listings (including storefronts) in any existing or future media, known or unknown, now or at any later date. You represent and warrant that you own or otherwise control all of the rights to the materials displayed in your listings (including storefronts), and that the use of such materials by Amazon.ca and its affiliates will not infringe upon or violate the rights of any third party.

        21.    Termination.    Amazon.ca, in its sole discretion, may terminate this Participation Agreement, access to the Site or the Services, or any sales immediately without notice for any reason. Without limiting the foregoing, if your participation agreement with Amazon.com, Amazon.co.uk, Amazon.de, or any other Amazon.com international site that may exist now or in the future is terminated, Amazon.ca may terminate this Participation Agreement and your access to the Site and Services. Similarly, your participation agreement with Amazon.com, Amazon.co.uk, Amazon.de, Amazon.co.jp, Amazon.fr and/or any other Amazon.com international site that may exist now or in the future and your access to those sites and services may be terminated upon termination of this Participation Agreement.

        22.    Nondisclosure and Publicity.    Unless you first obtain Amazon.ca's prior written consent, you will not issue any press releases or otherwise make any public statements or communications disclosing or concerning: (a) this Agreement, its terms, or the relationship of the parties; (b) any information relating to Amazon.ca or its affiliates' technology, customers, business plans, marketing activities, finances and/or other business affairs; (c) any matters or information relating to Amazon.ca Site users, traffic or transactions on the Amazon.ca Site and/or other sellers on the Amazon.ca Site; and/or (d) any nonpublic information disclosed by Amazon.ca, its affiliates or their respective agents, to Seller, its affiliates or their respective agents, whether or not designated as confidential, contained in tangible materials or disclosed orally or by your observation. You: (i) may use such information solely in pursuance of the parties' business relationship; (ii) will restrict the possession, knowledge and use of such information to your employees, contractors, agents, and legal and financial advisors who (x) have a need to know such information in connection with the parties' business relationship, (y) are obligated to limit their use of and protect such information in accordance with the terms of this Agreement, and (z) have been advised of such obligations; (iv) except as expressly provided in this Agreement, will not disclose such information without Amazon.ca's prior written consent; and. (iv) will take all reasonable measures to avoid disclosure, dissemination, misappropriation or unauthorized use of the such information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature, but in no event less than reasonable care. In addition, you agree to comply and continue to comply with all of the terms, conditions and requirements set forth in any confidentiality, nondisclosure or similar agreement entered into previously, contemporaneously or in the future by the parties and/or their respective Affiliates.

        23.    General Provisions

          a.     Entire Agreement. This Participation Agreement and the general terms and conditions of the Site, including but not limited to the Privacy Notice and Conditions of Use, constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede and cancel all prior and contemporaneous agreements, claims, representations, and understandings of the parties in connection with the subject matter hereof.

          b.     No Agency; Third-Party Beneficiary. Amazon.ca is not the agent, fiduciary, trustee, or other representative of you. Nothing expressed or mentioned in or implied from this Participation Agreement is intended or shall be construed to give to any person other than the parties hereto any legal or equitable right, remedy, or claim under or in respect to this Participation Agreement. This Participation Agreement and all of the representations, warranties, covenants, conditions, and provisions hereof are intended to be and are for the sole and exclusive benefit of Amazon.ca, you, and relying Buyers or Sellers.

          c.     Severability. If any provision of this Participation Agreement shall be deemed unlawful, void, or for any reason unenforceable, then that provision shall be deemed severable from these terms and conditions and shall not affect the validity and enforceability of any remaining provisions.

          d.     No Waiver. We will not be considered to have waived any of our rights or remedies described in this Participation Agreement unless the waiver is in writing and signed by us. No delay or omission by us in exercising our rights or remedies will impair or be construed as a waiver. Any single or partial exercise of a right or remedy will not preclude further exercise of any other right or remedy. Amazon.ca's failure to enforce the strict performance of any provision of this Participation Agreement will not constitute a waiver of Amazon.ca's right to subsequently enforce such provision or any other provisions of this Participation Agreement.

          e.     Assignment. You may not assign or delegate this Agreement or any of your rights or obligations hereunder, whether voluntarily, involuntarily, by operation of law or otherwise, without Amazon.ca's prior written consent. Amazon.ca may assign or delegate this Agreement or any of its rights or obligations hereunder freely and without necessity of obtaining your consent.

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  Exhibit 10.19